Exhibit 10.6

                   GUARANTOR FORBEARANCE FEE PAYMENT AGREEMENT

GUARANTOR FORBEARANCE FEE PAYMENT AGREEMENT (the "Agreement"), made as of the 22nd day of December, 2000 by and between JOHN P. HAY, JR., a New York resident, with an address for the receipt of mail at 1900 River Road, Castleton-on-Hudson, New York 12033 (the "Guarantor") and RELM WIRELESS CORPORATION, a Nevada corporation, with an address for the receipt of mail at 7100 Technology Drive, West Melbourne, Florida 32904 (the "Lender").

                                    RECITALS

1. Fort Orange Paper Company, Inc., formerly know as Fort Orange Acquisition Co., Inc. ("Borrower") is indebted to Lender in the amount of $1,600,000.00 as evidenced by that certain promissory note dated as of June 16, 1997 (the "Existing Note").

2. Guarantor has guaranteed the obligations of the Borrower to the Lender under the terms of the Existing Note pursuant to the terms of that certain Guaranty dated June 16, 1997 (the "Guaranty").

3. Borrower and Lender have agreed to modify the terms of the Existing Note pursuant to the terms of that certain Loan Modification Agreement dated of even date herewith. In accordance with the Loan Modification Agreement, the Borrower has agreed to reduce the outstanding principal amount of the Existing Note by $700,000.00 and has remitted to Lender all accrued and unpaid interest due under the Existing Note. In addition, Guarantor and Lender have agreed to modify the terms of the Guaranty.

4. In consideration for this payment and the terms and provisions of this Agreement, the Lender has agreed to substitute, amend and restate the Existing Note and in exchange therefor accept two promissory notes. One in the face amount of $300,000.00 (the "$300K Note") and one in the face amount of $600,000.00 (the "$600K Note").

5. In further consideration of the Lender's agreement to accept the $300K Note and the $600K Note in exchange for the remaining obligations under the Existing Note and the Lender's willingness to forebear from enforcing its rights under the Existing Note and the Guaranty, the Guarantor has agreed to provide the Lender with certain Forbearance Payments in the event the $300K Note and the $600K Note are not paid in full by the dates designated, all as set forth in this Agreement.

NOW, THEREFORE, FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, the Borrower and the Lender do each hereby agree as follows:

                                   DEFINITIONS

The following terms used in this Agreement shall have that meaning ascribed to such term as set forth below:

"Closing Cost" means the fees and expenses incurred by the Borrower, any Successor Entity or holders of Equity Interest in the Borrower or any Successor Entity in connection with a Sale of the Borrower, including, without limitation, attorneys fees and expenses, accountants fees and expenses, brokerage fees and expenses and consultant's fees and expenses.

"Control" with respect to the Borrower or any Successor Entity means John P. Hay, Jr.'s ownership (or in the case of Permitted Family Transfers, control), of more than fifty percent (50%) of the voting Equity Interest of that Person on a fully diluted basis calculated assuming the exercise of all options and warrants and assuming the conversion of any Equity Interest convertible into voting Equity Interest which as of the date in question have an exercise price equal to or less than the fair market value of such interest to be acquired.

"Debt Payments" mean the principal, interest, late charges, pre payment penalty and all other fees and expenses paid by the Borrower, Successor Entity or the holders of Equity Interest in the Borrower or any Successor Entity to any Person to whom the Borrower or Successor Entity owes any sum of money, including, without limitation, any (i) lender to the Borrower or Successor Entity, (ii) any third party to whom the Borrower or Successor Entity is indebted or (iii) any trade creditor of the Borrower or Successor, in connection with a Sale of the Borrower.

"Distribution Date" means (i) those dates upon which any sums constituting Reserves are (a) released from escrow or (b) are no longer subject to any contingency on distribution and are distributed to the Borrower, Successor Entity and/or holders of Equity Interest in the Borrower and/or any Successor Entity and (ii) those dates upon which any Seller Financing Payments are distributed to the Borrower, Successor Entity and/or holders of Equity Interest in the Borrower.

"Equity Interest" means capital stock, warrants, options, convertible securities or notes, other rights to acquire capital stock, stock appreciation rights, phantom stock rights, profit participation rights (other than reasonable employee bonuses based upon profitability), and other rights and interest in any share of the equity of an entity, of any kind.

"Gross Proceeds" means the total amount of cash and the fair market value (on the date of payment) of all other property paid or payable to the Borrower, Successor Entity or to the holders of Equity Interest in the Borrower or Successor Entity for their Equity Interest therein in connection with a Sale of the Borrower.

"Net Proceeds" means Gross Proceeds less Closing Cost, Reserves, Debt Payments and Seller Financing Payments.

"Payment Due Date" means the date upon which a Sale of the Borrower has been completed.


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

"Permitted Family Transfers" means transfers of Equity Interests by John P. Hay, Jr. to members of his immediate family, or to trusts for the beneficial interest of John P. Hay, Jr. or members of his immediate family, or to entities or partnerships the sole owners and beneficiaries of which are John P. Hay, Jr. and members of his immediate family, provided, however, that in each case John P. Hay, Jr. at all times retains full and unencumbered voting control with respect to such transferred Equity Interests.

"Person" means any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization or government or any agency or political subdivision.

"Reserves" means all Gross Proceeds escrowed or otherwise not distributed to the Borrower, Successor Entity or the holders of Equity Interest in the Borrower or Successor Entity and held against any liability or to satisfy any obligation of the Borrower, Successor Entity or the holders of Equity Interest in the Borrower or Successor Entity in connection with a Sale of the Borrower, such sums including, but not limited to sums held in connection with (i) any indemnification obligation of the Borrower, Successor Entity or the holders of Equity Interest in the Borrower or Successor Entity, (ii) the payment of any tax liability of the Borrower, Successor Entity or the holders of Equity Interest in the Borrower or Successor Entity arising out of any Sale of the Borrower or
(iii) to satisfy any future obligation of the Borrower, Successor Entity or the holders of Equity Interest in the Borrower or Successor Entity to the purchaser in connection with any Sale of the Borrower.

"Sale of the Borrower" means (i) the consolidation or merger of the Borrower or any Successor Entity into any Person not under the Control of John P. Hay, Jr. and/or one or more Permitted Family Transferees, (ii) the voluntary sale or transfer of all or substantially all of the assets of Borrower or any Successor Entity in one or more related transactions to, any Person, other than John P. Hay, Jr. and/or one or more Permitted Family Transferees or (iii) any voluntary change in Control of the Borrower or any Successor Entity.

"Seller Financing Payments" means (i) any portion of the purchase price not paid at the closing of any Sale of the Borrower but (ii) to be paid to the Borrower, Successor Entity or any holder of Equity Interest in the Borrower after the closing of a Sale of the Borrower.

"Successor Entity" means John P. Hay, Jr. and/or any Person under the control of John P. Hay, Jr. and/or one or more Permitted Family Transferees which have (i) consolidated with or into which the Borrower has been merged and (ii) purchased all or substantially all of the assets of Borrower in one or more related transactions.

All capitalized terms used herein and not otherwise defined herein shall have the meaning given said terms in the Loan Modification Agreement, and/or the documents referenced therein.

I. FORBEARANCE FEE. If the $300K Note and the $600K Note are not paid in full on or before December 31, 2005, then (i) on the Payment Due Date, the Guarantor shall remit to the Lender as a Forbearance Fee an amount equal to (a) Twenty Percent (20%) of the Net Proceeds less (b) Four Hundred Fifty Thousand Dollars ($450,000.00) and (ii) on each and every


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Distribution Date thereafter an amount equal to Twenty Percent (20%) of the
Reserves or Seller Financing Payments distributed on such date; provided, however, that the Guarantor shall not be required to remit such Reserves or Seller Financing Payments to the Lender until Twenty Percent (20%) of Net Proceeds plus Twenty Percent (20%) of the sum of all previous distributions of Reserves or Seller Financing Payments exceed Four Hundred Fifty Thousand Dollars ($450,000.00).

II. SUCCESSORS. This Agreement shall be binding upon the Guarantor, his heirs, successors and representatives.

III. GENERAL TERMS AND PROVISIONS. (i) Guarantor shall make all payments to Lender at the address of Lender as set forth on the first page of this Agreement or to such other place or places as Lender, from time to time, shall designate in writing to Guarantor. (ii) Interest shall not accrue on nor shall the Guarantor be obligated to make any payment of interest with respect to any payment under section I, hereof. (iii) The Lender's right to receive payments hereunder shall be subject to the terms and conditions of the certain Standby Creditor's Agreement dated of even date herewith by and among the New York Business Development Corporation ("NYBDC"), Borrower and Lender (the "Standby Agreement"). The NYBDC shall be a third party beneficiary of this limitation as if it were a party hereto. (iv) Nothing contained in this Agreement shall or shall be deemed to modify the terms and provisions of the $300K Note and/or the $600K Note. (v) Subject to the terms and provisions of the Standby Agreement, the Guarantor shall take all actions reasonably necessary to cause any payment due on the Payment Due Date hereunder to be made prior to the payment of any sums due and owing on that date under the $300K Note and the $600K Note.

IV. MISCELLANEOUS PROVISIONS. (i) This Agreement and all questions relating to its validity, interpretation or performance and enforcement (other than matters concerning choice of law) shall be governed by and construed in accordance with the laws of the State of New York. (ii) This Agreement may not be modified or amended other than by an agreement in writing signed by Guarantor and Lender.
(iii) The right of the Lender to the Forbearance Fee under section 1, hereof, is non negotiable. The Lender may not assign its rights to receive such payments to any third party. (iv) The parties shall execute and deliver to each other any documents reasonably requested to carry out the purposes of this Agreement. (v) The provisions of this Agreement shall inure and be binding upon the parties hereto and their respective successors and permitted assigns. (vi) This Agreement and all other agreements executed in consummation of the transactions contemplated hereby, may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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

IN WITNESS WHEREOF, the parties hereto have executed this Guarantor Forbearance Fee Payment Agreement as of the date and year written above.


"GUARANTOR"



/s/ JOHN P. HAY, JR.
--------------------------------
John P. Hay, Jr.

"Lender"

RELM WIRELESS CORPORATION



By: /s/ DONALD GOEBERT
    ----------------------------
Its:  Chairman


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